VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of March 10, 2025, by and among AINOS INC., a Cayman Islands company (“Ainos KY”), and the individuals and entities listed on Schedule A hereto (each a “Stockholder” and together the “Stockholders”).

WHEREAS each Stockholder is a stockholder of Ainos, Inc., a Texas corporation (the “Company”);

WHEREAS the Company is currently traded on NASDAQ under the stock symbol “AIMD.”

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Shares Subject to Agreement. Each Stockholder agrees to vote all of its voting shares in the Company in the manner as shall be determined at the sole discretion of Ainos KY.

2. Additional Shares. If, after the date hereof, any Stockholder acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, “Additional Shares”) as a result of acquisition by any means, or via stock split, stock dividend, recapitalization, or reorganization of the shares in the Company, the provisions of this Agreement shall thereafter be applicable to such Additional Shares until the end of the term of this Agreement.

3. Termination. This Agreement shall commence immediately upon execution and continue in force and effect until Ainos KY directly holds less than ten percent (10%) of the shares of the Company; or when Ainos KY directly holds shares which have less than ten percent (10%) of the voting power in the Company. This Agreement will cease to apply to a particular Stockholder when the Stockholder holds no shares in the Company; or when the Stockholder ceases to be subject to the obligations under Section 16 of the Securities Exchange Act of 1934, if applicable.

4. Notices. Any notices required or permitted to be sent hereunder shall be delivered either by person, by courier service, or by electric mail to the following addresses, or such other address as any party hereto designates by written notice to the other party.

If to the Company:	Ainos, Inc.
8880 Rio San Diego Drive, Suite 800
San Diego, CA 92108
Attention: Chairman and CEO
Email: et@ainos.com

If to Ainos KY:	Ainos Inc.
P.O. Box 31119 Grand Pavilion, Hibiscus Way,
802 West Bay Road
Grand Cayman, KY1-1205 Cayman Islands
Attention: Tsai, Chun Hsien, Director
Email: et@tcnt.tw

If to a Stockholder, to the address for such Stockholder set forth on Schedule A hereto.

5. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by the State of New York. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any United States federal court or state court located in the state of New York, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

6. Miscellaneous.

(a) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the party hereto to whom it is being enforced. Notwithstanding the foregoing, this Agreement may be amended without consent to add any additional holders of capital stock of the Company by executing and delivering a counterpart signature page to this Agreement, and such party shall have the rights and obligations of a “Stockholder” hereunder.

(b) Counterparts; Execution.  This Agreement may be executed in any number of counterparts, all of whom taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

AINOS INC. a Cayman Islands company
By:	/s/ Chun-Hsien Tsai
Name:	Chun-Hsien Tsai
Title:	Director

STOCKHOLDERS:

SEE SCHEDULE A ATTACHED HERETO

Signature Page to Voting Agreement

SCHEDULE A

STOCKHOLDER:

(Stockholder name if an entity)

/s/ Hsin-Liang Lee
(Signature)

Hsin-Liang Lee
(Print Name)

(Print title if signing on behalf of an entity)

Address

Email

Signature Page to Voting Agreement